Exhibit (q)(5)ii
GOLDMAN SACHS TRUST
Power of Attorney
Know All Men By These Presents, that the undersigned, Joseph P. LoRusso, hereby constitutes and appoints Peter V. Bonanno, James A. Fitzpatrick and James A. McNamara, jointly and severally, his attorneys-in-fact, each with power of substitution, for him in any and all capacities to sign the Registration Statement under the Securities Act of 1933 and the Investment Company Act of 1940 of Goldman Sachs Trust and any and all amendments to such Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue thereof.
Dated: August 19, 2010

/s/ Joseph P. LoRusso
Joseph P. LoRusso